Exhibit 10.15

LEASE

NC INVESTMENTS, LLC,

a Delaware limited liability company

as Landlord,

and

ARCHER AVIATION INC.,

a Delaware corporation

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE
1. Date:	April 14, 2021
2. Landlord:	NC INVESTMENTS, LLC, a Delaware limited liability company
3. Address of Landlord (Section 26.19):	579 University Avenue Palo Alto CA 94301 Attention: Badru Valani E-mail: badruvalani@yahoo.com
4. Tenant:	ARCHER AVIATION INC., a Delaware corporation
5. Address of Tenant (Section 26.19):	Prior to the Commencement Date: 1880 Embarcadero Road Palo Alto CA 94303 Attention: Logan Berkowitz After the Commencement Date: The Premises
6. Premises (Article 1):
6.1 Premises:	Approximately 8,880 rentable square feet of space consisting of the entire rentable area in the Building (as defined below) and the Real Property on which the Building is located.
6.2 Building:	The building (the “Building”) located at 1090 Terra Bella Avenue, Mountain View, California, 94043.
7. Term (Article 2):
7.1 Lease Term:	Thirteen (13) months.
7.2 Commencement Date:	July 1, 2021.
7.3 Rent Commencement Date	July 1, 2021. Notwithstanding the foregoing, pursuant to Section 2.4 of the Lease, if Tenant commences business operations at the Premises prior to the Rent Commencement Date, Tenant shall pay Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs from and after the date that Tenant commences such operations.

TERMS OF LEASE

7.4 Expiration Date:		The last day of the month that is thirteen (13) months after the Commencement Date, unless earlier terminated or extended in accordance with the provisions of this Lease, provided that if the Expiration Date falls on a day other than the last day of the calendar month, then the Expiration Date shall be extended to the last day of the calendar month in which the day that the Lease Term otherwise would end, and the Lease Term shall be extended accordingly.
8. Base Rent.		$33,300.00 per month.
9. Additional Rent (Article 4):
9.1	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs:	One hundred percent (100%).
10. Parking (Article 24):		Tenant shall have the right to use all parking spaces on the Real Property.
11. Security Deposit (Article 20):		$33,300.00.
12. Guarantor		Not applicable.

Exhibit A – Premises

Exhibit B –Work Letter

Exhibit C – Commencement Date Amendment

Exhibit D – Rules and Regulations

Exhibit E – Options to Extend

Exhibit F—[Intentionally omitted]

BLI-ii

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between NC INVESTMENTS, LLC, a Delaware limited liability company (“Landlord”), and ARCHER AVIATION INC., a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1          Real Property, Building and Premises.

1.1.1           Premises and Real Property. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”). The Premises consist of the entire Building defined in Section 6.2 of the Summary and the Real Property (as defined below) on which the Building is located. The term “Real Property,” as used in this Lease, shall mean, collectively, (i) the Building, and (ii) the parcel or parcels of land owned by Landlord on which the Building is located, including, to the extent contiguous to the Building and owned by Landlord, any alleys, walkways, driveways, courtyards, and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building appurtenant to or servicing the Building. The term “Project” and “Premises” are used interchangeably in this Lease.

1.1.2           Tenant’s and Landlord’s Rights. Tenant is hereby granted the right to the exclusive use of the use of the areas located on the Real Property outside of the Building (collectively, the “Outside Area” or “Outside Areas”); provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Real Property, and (B) the rules and regulations attached hereto as Exhibit D (the “Rules and Regulations”) and such other reasonable rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserves the right from time to time to use any of the Outside Areas of the Building, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Real Property or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and Outside Areas, and (y) expanding or decreasing the size of the Real Property and the Building and any Outside Areas and other elements thereof, thereon and therefrom; (2) close temporarily any of the Outside Areas while engaged in making repairs, improvements or alterations to the Building; (3) permit the owners, tenants and occupants of buildings adjacent to the Real Property to use portions of the Outside Areas, such as trash storage areas, public and private streets, driveways, walkways, courtyards, plazas, and access ways within the Project, in common with Tenant; and (4) perform such other acts and make such other changes with respect to the Building and the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Landlord reserves the right from time to time to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way and dedications do not unreasonably interfere with the use of the Premises by Tenant or Tenant’s access to the Premises, and do not increase Tenant’s obligations hereunder. Tenant agrees to execute any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions.

1.2                Condition of Premises. Except as expressly set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Commencement Date and without representation or warranty by Landlord as to the condition of the Premises or the Building or as to the use or occupancy which may be made thereof. Notwithstanding the foregoing provisions of this Section 1.2 to the contrary, subject to any Tenant Damage (as defined below) and the obligations of Tenant under this Lease, Landlord shall warrant that the structural portions and roof (including the roof membrane) and the HVAC, electrical and plumbing equipment and systems (collectively, the “Base Building”) shall be in good working condition for a period of forty-five (45) days after the Delivery Date, as defined below (the “Warranty Period”), and Landlord shall be responsible for the repair and replacement, if required, of the structural portions and roof (including the roof membrane) and any other elements of the Base Building, as necessary within the Warranty Period (“Landlord’s Warranty”), provided that the need to repair or replace was not the result of Tenant’s failure to perform any maintenance or repairs required to be performed by Tenant in the manner required pursuant to the terms of the Lease, or by the misuse, modification, Alterations, damage, destruction, omissions, and/or negligence (collectively, “Tenant Damage”) of Tenant or its employees, agents, contractors or invitees or by acts of God, strikes, war and other events beyond Landlord’s reasonable control. The foregoing shall not be deemed to require Landlord to replace any of the warranted components, as opposed to repairing such component of the Base Building or the structural portions and roof (including the roof membrane) of the Building(s). To the extent repairs which Landlord is required to make pursuant to this Section 1.2 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for the proportionate cost of such repair to the extent Tenant’s Damage was responsible for the need to repair any warranted. If it is determined that any component of the Base Building is not in good working condition and repair during the Warranty Period, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the same in good working condition and repair. Notwithstanding the foregoing or anything else in this Lease to the contrary, Landlord makes no representation or warranties concerning the working order of the previous tenant’s refrigeration and other restaurant equipment remaining in the Building.

1.3                Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, such square footage has been calculated using Landlord’s method of calculation, and such square footage amount is not subject to adjustment or re-measurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable or usable square feet of the Premises, and Tenant shall have no right to terminate this Lease or receive any adjustment or rebate of any Base Rent or Additional Rent (as hereinafter defined) payable hereunder if the square footage of the Project, the Building or the Premises is incorrect. Tenant has inspected the Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Rent and Additional Rent set forth herein in consideration for the use and occupancy of such space, regardless of the useable or actual number of square feet contained therein.

1.4                CASp Disclosures. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Pursuant to Section 1938 of the Civil Code, upon at least thirty (30) days’ prior written notice to Landlord, Tenant shall have the right to require a CASp inspection of the Premises. If Tenant requires a CASp inspection of the Premises, then: (a) Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (b) the contract with the CASP inspector shall require the inspector to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract, and the contract shall otherwise comply with the provisions of Article 8 of this Lease; (c) the CASp inspection shall be conducted (i) at Tenant’s sole cost and expense, (ii) by a CASp reasonably approved in advance by Landlord, (iii) in a manner reasonably satisfactory to Landlord, and (iv) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who are retained by Tenant to complete any repairs or correct violations to the extent that Tenant has agreed to undertake such repairs or corrections or who otherwise have a need to know the information therein and who are directed not to further disclose such information; and (e) Tenant shall pay to Landlord, as and when required by Landlord, the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Premises identified by a CASp inspection requested by Tenant.

NOTICE: A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.

The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.

ARTICLE 2

LEASE TERM; DELIVERY DATE

2.1                Lease Term; Commencement Date; Expiration Date. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Commencement Date”) set forth in Section 7.2 of the Summary (subject to the terms of the Work Letter), and shall terminate on the date (the “Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. Notwithstanding the foregoing, if the Expiration Date falls on a day other than the last day of the calendar month, then the Expiration Date shall be extended to the last day of the calendar month in which the day that the Lease Term otherwise would end, and the Lease Term shall be extended accordingly.

2.2                Confirmation of Dates. In the event Landlord delivers to Tenant an amendment to lease in the form attached hereto as Exhibit C hereto, setting forth the Commencement Date, the Rent Commencement Date, the Expiration Date and such other information and terms as set forth therein, Tenant shall execute and return such amendment to Landlord within five (5) days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such five (5) day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder).

2.3               Delivery Date. As used in this Lease, the “Delivery Date” shall mean the date of the full execution and delivery of this Lease. Notwithstanding the foregoing, if, as of the date that Landlord is ready to deliver the Premises to Tenant, Tenant has not delivered to Landlord (a) the first (1st) month’s payment of Base Rent pursuant to the provisions of Article 3 below, (b) the Security Deposit pursuant to Article 20 below and (c) evidence of all insurance required to be maintained by Tenant pursuant to the provisions of Article 10 below (collectively, the “Delivery Requirements”), then the Delivery Date shall nonetheless be deemed to have occurred, however, Tenant will not be allowed to have access to the Premises unless and until Tenant satisfies such Delivery Requirements.

2.4                TI Construction Period. Subject to the terms and conditions in this Work Letter, from and after the Delivery Date and continuing until the Commencement Date (the “TI Construction Period”), not to be less than sixty (60) days, Tenant and Tenant’s Agents (as defined in the Work Letter) shall have the right to enter the Premises at Tenant’s sole risk for the sole purpose of installing the Tenant Improvements and preparing for Tenant’s occupancy. Tenant shall not be obligated to pay Rent for the Premises during the TI Construction Period; provided, however, that if Tenant commences business operations prior to the Commencement Date, Tenant shall pay Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs during the remainder of the TI Construction Period. As a condition precedent to any such entry, Tenant shall deliver to Landlord evidence of the insurance described in Article 10 of this Lease and in the Work Letter. Any entry upon the Premises by Tenant or any Tenant’s Agent prior to the Commencement Date shall be on all of the terms and conditions of this Lease as though the Lease Term had commenced on the Delivery Date, except the obligation to pay Rent) during the TI Construction Period. Prior to any entry by Tenant or any Tenant’s Agent into the Premises as permitted by the terms of this Section 2.4, Tenant shall submit a schedule to Landlord for their approval, which schedule shall detail the schedule, scope of work, and sequencing of work to be performed by Tenant and the Tenant’s Agents. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay rent (until the Rent Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises caused by Tenant or any of the Tenant’s Agents. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord and the Landlord Parties against any loss or damage to the Building and against injury to any persons caused by the acts of omission of Tenant or any Tenant pursuant to this Section 2.4 except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Party.

2.5                Delayed Delivery. Notwithstanding the foregoing, except as expressly provided below, in the event of any delay in the delivery of the Premises to Tenant prior to the stated Delivery Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but Landlord shall continue to use commercially reasonable and diligent efforts to deliver the Premises to Tenant as soon as reasonably possible after the stated Delivery Date; provided, however that the Commencement Date shall be delayed day for day so that Tenant has sufficient time to perform its improvements prior to the Commencement Date.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office for the Building, or at such other place as Landlord may from time to time designate in writing, in cash or other immediately available good funds, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month starting on the Rent Commencement Date and continuing during the remainder of the Lease Term, without any setoff or deduction whatsoever. The Base Rent and Additional Rent for the first full month and partial month of the Lease Term in which Base Rent is payable hereunder shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding the preceding provisions of this Article 3 to the contrary, provided that Tenant is not in default under this Lease, the Base Rent due for the last full calendar month of the Lease Term (the “Rent Abatement Period”) shall be fully abated (the “Abated Rent”). Tenant shall be required to pay Tenant’s Share of Operating Expenses, Tax Expenses, and Utilities Costs due pursuant to the terms of this Lease during the Rent Abatement Period. Furthermore, if a material default beyond any notice and cure period by Tenant shall occur during the Rent Abatement Period, the Abated Rent shall be immediately due and payable.

ARTICLE 4

ADDITIONAL RENT

4.1                Additional Rent. This Lease is a triple net lease, and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Operating Expenses, Tax Expenses and Utility Expenses (as those terms are defined below) are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in this Article 4 in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building, the Project, the Real Property and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Building, the Project and/or the Real Property. Accordingly, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses; plus (ii) Tenant’s Share of the annual Tax Expenses; plus (iii) Tenant’s Share of the annual Utilities Costs. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2          Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1           “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year (as defined in Section 4.3.1 below) because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating, making installations to, and managing the Real Property, the Building and the Premises, including without limitation, all utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.2 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and/or operation (by Landlord, any Outside Area association(s) formed for the Project or any third party) of any transportation demand management program or similar program; (iii) the cost of insurance carried by Landlord (including premiums and deductibles), in such amounts as Landlord may determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including, without limitation, fire, earthquake, flood or other casualty, rental loss, liability insurance, pollution insurance, terrorism insurance, DIC insurance, and such other insurance as Landlord may elect to carry, and the cost of all deductibles and co-insurance amounts payable under any policy or policies of insurance; (iv) the cost of landscaping, re-lamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property; (v) the cost of Outside Area repair, restoration and maintenance; (vi) any equipment rental agreements or management agreements (including without limitation the cost of any management fees and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any easement, license, operating agreement, cost-sharing agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), and/or instrument pertaining to the sharing of costs by the Real Property; (ix) alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; (xi) all costs of applying and reporting for the Project or any part thereof relating to complying with any energy use or consumption disclosure requirements; and (xii) the cost of any capital improvements or other costs (I) which are reasonably intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (II) made to the Real Property or any portion thereof after the Commencement Date that are required under any Law not in effect as of the Commencement Date, (III) which are repairs or replacements of existing capital items with like-for like items; and (IV) that are required by applicable Laws or recommended or encouraged by public health authorities in connection with reducing or mitigating risks relating to epidemics, pandemics or other public health emergencies or for in furtherance of promoting public or worker health and safety; provided, however, that if any such cost described in (I), (II), (III), or (IV) above, is a capital expenditure, such cost shall be amortized (including reasonable interest on the unamortized cost) over the useful life of the item as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is less than one hundred percent (100%) occupied during any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property; (B)) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Real Property; (C) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (D) except as otherwise specifically provided in this Section 4.2.1, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Real Property; (E) Tax Expenses; (F) management and administrative fees which, in the aggregate, exceed three percent (3%) of gross rents of the Building; (G) reserves; (H) costs of capital improvements except as provided in Section 4.2.1(xii); (I) damage caused by fire or other casualty to the extent covered by insurance (provided that commercially reasonable deductibles (other than earthquake) shall be included in Operating Expenses); or (J) costs reimbursed from insurance proceeds, warranties or guarantees.

4.2.2           “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.

4.2.3           “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, parking and transit assessments, fees and taxes, child care subsidies, fees and/or assessments, park, recreation and school fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay because of or in connection with the ownership, leasing and operation of the Building or Landlord’s interest therein. If it shall not be lawful for Tenant to reimburse Landlord for all or any part of such Tax Expenses, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such Tax Expenses by Landlord as would have been payable to Landlord prior to the payment of any such Tax Expenses.

   4.2.3.1          Tax Expenses shall include, without limitation:

(i)              Any tax on Landlord’s rent, right to rent or other income from the Building or as against Landlord’s business of leasing any of the Building;

(ii)             Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease, including, without limitation any increase in assessments, taxes, fees, levies, or charges resulting from a reassessment caused by or attributable to from a change in ownership of the Project or the Real Property, new construction or any other cause;

(iii)             Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv)             Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v)              Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.3.2               Notwithstanding anything to the contrary contained in this Section 4.2.3, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses or Utilities Costs, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.4           “Tenant’s Share” shall mean the percentage set forth in Section 9.1 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9.1 of the Summary), and stating such amount as a percentage. Landlord shall have the right from time to time to re-determine the rentable square feet of the Premises and/or Building, and Tenant’s Share shall be appropriately adjusted to reflect any such redetermination. If Tenant’s Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.5           “Utilities Costs” shall mean all actual charges for utilities for the Real Property, if any, that Landlord shall pay, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including, the cost of electricity to operate the HVAC units) and other utilities as well as related fees, assessments and surcharges (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Notwithstanding the foregoing or anything else in this Lease to the contrary, Tenant acknowledges and agrees that Tenant shall be solely responsible for contracting with the providers of any such utilities and shall pay the amounts owing to the providers.

4.3          Calculation and Payment of Additional Rent.

4.3.1           Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the thirtieth (30th) day of June following the end of each calendar year during the Lease Term (each, an “Expense Year”), a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year. Upon receipt of the Statement for an Expense Year, Tenant shall pay, with its next installment of Base Rent due (or within fifteen (15) days following delivery of the Statement if the Lease Term has expired or been terminated), the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Expense Payments,” as that term is defined in Section 4.3.2 of this Lease. If, the Estimated Expense Payments made by Tenant for any Expense Year exceed the actual amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, Landlord shall credit such excess to Tenant for sums then due or coming due hereunder or, at Landlord’s option, pay such excess to Tenant provided Tenant is not otherwise in default hereunder. The failure of Landlord to timely furnish the Statement shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2           Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant, on or before March 1 of each calendar year during the Lease Term, a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Article 4 shall be and the estimated amount of Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (the “Estimated Expense Payments”) for such Expense Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Operating Expenses, Tax Expenses or Utilities Costs under this Article 4. Upon delivery of the Estimate Statement, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Expense Payments for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expense Payments set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.3           Optional Lump Sum Billing for Tax Expenses and Insurance Premiums. Notwithstanding anything in this Article 4 to the contrary, at Landlord’s option, Landlord shall have the right to separately charge and collect in a lump sum from Tenant any Tax Expenses and insurance premiums by delivering to Tenant an invoice setting forth the applicable Tax Expenses and insurance premiums that are due. In such event, Tenant shall pay Landlord Tenant’s Share of such expenses within thirty (30) days after Landlord’s delivery of the applicable invoice to Tenant. Tenant acknowledges that to the extent Landlord has incurred any Tax Expenses or premiums that are attributable to any period of the Lease Term, Tenant shall reimburse Landlord for its Proportionate Share of such expenses as set forth in this Section 4.3.3.

4.4           Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1           Such taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2           Such taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building; or

4.4.3           Such taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5           Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

ARTICLE 5

USE OF PREMISES

5.1                Use of Premises. Tenant may use the Premises solely for solely for warehouse, design, and light industrial use, including processing and assembly (the “Acceptable Uses”). Notwithstanding the foregoing, Tenant understands and acknowledges that use of the Premises is ultimately limited by, among other things, applicable Laws (as defined below), specifically including, without limitation, zoning ordinances of the City of Mountain View, and Landlord makes no representation or warranty whatsoever with regard to whether any prospective use of the Premises (including, without limitation, the Acceptable Uses) is permitted under applicable Laws. Tenant shall be responsible, at its sole cost and expense, for obtaining all permits and/or other approvals that may be required by the City of Mountain View or other governmental agencies with respect to Tenant’s use of, and/or Tenant’s business operations to be conducted in the Premises. Landlord nonetheless consents to use of the Premises solely for the Acceptable Uses (and for no other uses whatsoever), subject to compliance by Tenant with all applicable Laws and with the other provisions of this Lease. Upon Landlord’s request from time to time, Tenant shall immediately provide Landlord with evidence reasonably acceptable to Landlord that Tenant’s use of the Premises complies with applicable Laws. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D (or any reasonable modifications thereto of which Tenant has notice), attached hereto, or in violation of the laws, statutes, regulations, rules and policies of the United States of America, the state of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building, including, without limitation, the ordinances, regulations, rules, requirements and other Laws of the City of Mountain View (collectively, “Laws”).

Notwithstanding anything contained in the immediately preceding paragraph to the contrary regarding the Acceptable Uses, if as the result of Tenant’s use of the Premises in accordance with the terms and conditions of this Lease, the City of Mountain View initiates and pursues an enforcement action alleging an unpermitted or unlawful use or occupancy of the Premises as the result of such use that could reasonably prevent or materially limit Tenant’s use of the Premises for the Acceptable Use, then as its sole and exclusive remedy, Tenant shall have the right to terminate this Lease by delivering to Landlord, at least ten (10) days prior to the effective date of termination, the following: (i) written notice exercising such right of termination, (ii) copies of any notices, ordinances, orders or other documentation setting forth the City’s determination that Tenant is not allowed to use the Premises for the Acceptable Uses, and (iii) the Early Termination Fee (as defined below). In such event, Tenant shall vacate and surrender the Premises not later than the effective date of such termination in accordance with the terms and conditions of this Lease, any Rent shall be prorated and paid through the date of such termination, and Tenant shall pay to Landlord a fee (the “Early Termination Fee”) in an amount equal to the greater of (a) three (3) months of Base Rent or (b) fifty percent (50%) of the Base Rent that otherwise would have been payable after the effective date of such termination through the Expiration Date.

5.2                Other Requirements. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Building. Tenant shall continuously during the entire Lease Term hereof conduct and carry on Tenant’s business in the Premises and shall keep the Premises open for business and cause Tenant’s business to be conducted therein during such reasonable hours and days as like businesses are conducted within downtown Mountain View, provided, however, that these provisions shall not apply if the Premises should be closed and the business of Tenant temporarily discontinued thereon on account of strikes, lockouts or similar causes beyond the reasonable control of Tenant or by reason of remodeling provided that the remodeling is expeditiously completed within a reasonable time. Tenant shall at all times maintain the Premises in a clean, neat, sanitary and orderly condition. Tenant shall not do or permit to be done in or about the Premises or the Real Property, or bring or keep or permit to be brought or kept in or about the Premises or the Real Property, anything which is prohibited by or will in any way increase the existing rate of (or otherwise affect) fire or any insurance covering the Premises or the Real Property or any part thereof, or any of its contents, or will cause a cancellation of any insurance covering the Premises or the Real Property or any part thereof, or any of its contents. Tenant shall not do or permit to be done anything in, on or about the Premises or the Real Property which will in any way obstruct or interfere with the rights of owner or tenants of neighboring properties or injure or annoy them, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises, the Project or any adjacent properties. No sale by auction shall be permitted on the Premises. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any harmful fluids or other materials in the drainage system of the Building, or overload existing electrical or other mechanical systems. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Building in which the Premises are a part, except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Building proper where designated by Landlord. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises. Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. All noise generated by Tenant in its use of the Premises shall be confined or muffled so that it does not unreasonably interfere with the businesses of or unreasonably annoy the occupants and/or users of other properties or premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless against any loss, expense, damage, reasonable attorneys’ fees, or liability arising out of failure of Tenant to comply with any applicable law with which Tenant is obligated to comply under the terms of this Lease.

5.3                Pandemic Guidance. The parties acknowledge and agree that as a result of the COVID-19 outbreak, state, federal and local governmental authorities have declared an emergency and have issued or adopted, and may hereafter issue or adopt, orders, ordinances, requirements, guidance and other policies and Laws intended to protect the health and wellbeing of members of the public relating to COVID-19 and/or other epidemics or pandemics (collectively, “Pandemic Guidance”). Tenant further acknowledges and agrees that Landlord shall have the right to adopt additional rules and procedures governing the use of the Project and the Premises as Landlord may in good faith determine to be necessary or appropriate to ensure compliance with Pandemic Guidance and the safety of tenants, contractors, vendors, visitors, customers and others using the Premises and the Property, including without limitation rules and procedures regarding cleaning and sanitation, social distancing, hygiene, the wearing of face coverings, or other personal protective equipment, and restrictions on access to and the use of the Premises, including restricting or preventing access to the Premises as reasonably required to comply with Pandemic Guidance. Tenant shall comply with all Pandemic Guidance and such rules and procedures. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant waives any claims for rental abatement arising under applicable laws, including without limitation any statutory or common law theories of force majeure, frustration of purpose, impossibility, or similar doctrines, to the extent relating to Tenant’s rights or claims to receive rental abatement or to terminate this Lease in connection with any epidemic or pandemic, including without limitation as the result of Landlord’s rules, procedures and directives relating to complying with Pandemic Guidance.

5.4                Pest Controls. Tenant shall, at its own expense, keep in force a regular service contract which includes, unless waived by Landlord in writing, monthly service of the Premises, by an exterminator approved by Landlord. Tenant shall require that only properly licensed contractors perform pest control services. In the event Tenant fails to contract for regular pest control services, Landlord may undertake such pest control directly and charge Tenant for the expense thereof. Tenant shall not dispose of any grease or cooking oils except via methods and in containers approved by Landlord.

5.5                Trash Disposal and Recycling. Tenant shall be responsible for all trash containers and recycling bins for trash disposal for use by Tenant and those areas of the Real Property (including the back alley area) in which waste containers are stored. Wet trash must be contained in plastic or other impermeable materials and transported to the appropriate disposal, recycling, or composting receptacles. Any heavy wet trash that cannot reasonably be carried to disposal receptacles shall be transported with dollies or carts (and not dragged) to the receptacles for disposal. If any liquids or other refuse being disposed of by or for Tenant is spilled, leaked or released on the Property or in the adjacent sidewalk or street, or on adjacent properties, Tenant shall cause such refuse to be immediately cleaned up and disposed of so as to keep such areas in a clean and sanitary condition. Tenant shall not place in any garbage receptacle any material that is recyclable or cannot be disposed of in the ordinary and customary manner of garbage disposal. Tenant shall dispose of all materials (including without limitation glass, plastic, paper products, metal, and compost) that are designated or suitable for recycling or composting in the appropriate recycling or composting bins. All recycling, compost, garbage, and pallets shall be disposed of in accordance with the directions issued by Landlord, which may change from time to time at the discretion of Landlord.

5.6                Prohibited Uses. Tenant shall not permit any “fire,” “bankruptcy,” “going out of business,” “lost our lease” or liquidation or similar sales to be conducted from the Premises. Tenant covenants that it shall (i) not use, play or operate or permit to be used, played or operated any sound making or sound reproducing device in the Premises that may be heard outside the Premises, and Tenant covenants and agrees to comply with and adopt such means and precautions as Landlord may from time to time establish with respect thereto. Tenant shall not allow or permit live music, singing, or other forms of entertainment inside of Premises or anywhere inside of Building without Landlord’s prior written approval. Tenant shall not create, or permit to be created, any ground vibration that is materially discernible outside the Premises; including but not limited to noise or vibration from exhaust hood system. Tenant shall not create, or permit to be created, any noxious odor, smoke, or fumes that are disruptive to the operations of any other tenants or occupants of neighboring properties. Except as permitted by applicable Laws, Tenant shall not place any tables, chairs, benches, or other items outside of the Building.

ARTICLE 6

SERVICES AND UTILITIES

6.1                Utilities. Tenant shall contract directly with the applicable utility company or provider for all utilities required for its use of the Premises, including without limitation, electricity, gas, water, trash disposal, internet, and telephone services. Tenant shall be responsible for payment of the amounts owing to all such providers as and when due.

6.2                Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to provide or delay in providing or allowing access to the Premises, or failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure, delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, as the result of any governmental restriction, order, decree or other Law, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, if any.

6.3                Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any legal requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to health and safety, the use or conservation of energy, water, or other utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building or to restrict uses at the Project in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. For purposes of the foregoing, “voluntary” Controls shall mean those controls or guidelines that are not mandated by applicable Laws but that, in Landlord’s good faith and commercially reasonable business judgment, are appropriate for adoption. Costs incurred by Landlord in connection with implementation of mandatory or voluntary Controls shall be included in Operating Expenses.

6.4               Energy Use Disclosure. Tenant agrees to cooperate in all reasonable respects with Landlord’s energy consumption disclosure requirements and with the requirements under any other existing or future mandatory or voluntary energy conservation or sustainability programs applicable to the Building, if any, including without limitation those of the U.S. Green Building Council’s LEED rating system, or which may be imposed on Landlord by law or by any insurance carrier, including without limitation any controls on the permitted range of temperature settings or requirement necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict with or interfere with compliance by Landlord with such control or requirements shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not constitute an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement or reduction of any Rent payable hereunder. Tenant shall promptly and in no event later than within fifteen (15) days after receipt of Landlord’s written request therefor, provide any and all written consents to utility companies providing services to the Building required to authorize such utility companies to release energy usage data for the Premises to the EPA’s ENERGY STAR® program Portfolio Manager website for use by the Landlord, or to such other sites or parties as required for the Landlord’s compliance with the applicable program.

ARTICLE 7

REPAIRS

7.1                Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment, window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. Tenant’s maintenance, repair and replacement responsibilities herein referred to include, but are not limited to, the heating, ventilation, and air conditioning (“HVAC”) equipment and systems (including compressors, fans, air handlers, VAV boxes, ducts, mixing boxes, thermostats, time clocks, boilers, heaters, supply and return grills), janitorial service, plumbing and sewage lines and systems (such as water and drain lines, sinks), electrical systems (such as outlets, lighting fixtures, lamps, bulbs, tubes, ballasts, fans, vents, exhaust equipment), ducts, and all interior improvements within the Premises including but not limited to walls and wall coverings, window coverings, ceilings, tile, carpeting, flooring, draperies, shades, window coverings, partitioning, doors (both interior and exterior, including closing mechanisms, latches and locks), entrances, plate glass, glazing and window hardware, skylights (if any), fire detection, extinguisher equipment, fire sprinkler and fire alarm systems in the Premises, and all other interior improvements of any nature whatsoever. Tenant shall keep the sidewalk areas in front of its Premises swept and clean at all times. Tenant also shall maintain and repair any equipment and systems relating to the distribution of HVAC to or within the Premises. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, plus an administrative fee equal to fifteen percent (15%) of such costs to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Tenant will at all times maintain the plumbing, gas, steam, sewer, water pipes up to the point at which such pipes and utility systems connect to or within the Premises. Areas of excessive wear caused by Tenant or its employees, contractors or invitees shall be replaced at Tenant’s sole expense upon Lease termination. Landlord shall have the right to review and reasonably approve each contractor or vendor retained by Tenant to perform scheduled maintenance and repairs and, if Landlord in good faith determines that such contractor or vendor is not performing adequate maintenance or repair, Landlord may require that Tenant replace such contractor or vendor with a contractor or vendor reasonably approved by Landlord. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to the Building Systems and Equipment (“Books and Records”). In addition, within thirty (30) days following Landlord’s written request, Tenant shall make available for Landlord’s review (or at Tenant’s option, deliver to Landlord copies of) all such Books and Records. Within thirty (30) days following Tenant’s receipt of written request from Landlord, Tenant shall make available for Landlord’s review (or at Tenant’s option, deliver to Landlord copies of) any maintenance and repair reports, documents and back-up materials related to the maintenance, repair and other work required to be performed by Tenant, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, Tenant or its management team (collectively, the “M&R Reports”). Tenant’s obligation to deliver Books and Records and M&R Reports shall survive the Expiration Date and the prior termination of this Lease.

Without limiting the foregoing, at its sole cost and expense Tenant shall enter into a contract or contracts (each a “Service Contract”) in form and substance reasonably approved by Landlord with qualified, experienced professional third party service companies reasonably approved by Landlord to perform its maintenance and repair of these portions of the Systems and Equipment which require regularly scheduled periodic maintenance, including the HVAC systems (which shall provide for and include, without limitation, replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recalking of jacks and vents on an annual basis), the building fire/life-safety systems, and the electrical and plumbing systems. On an annual basis, Landlord shall have the right to review and approve each contractor or vendor retained by Tenant to perform scheduled maintenance and repairs and, if Landlord reasonably determines that such contractor or vendor is not performing adequate maintenance or repair, Landlord may require that Tenant replace such contractor or vendor with a contractor or vendor reasonably approved by Landlord. The HVAC Service Contract shall provide for the HVAC service provider to maintain and repair when necessary all HVAC equipment which serves the Premises and to keep the same in good condition through regular inspection and servicing at least once every ninety (90) days. Tenant also shall maintain continuously throughout the Term a Service Contract for the washing of all windows in the Premises (both interior and exterior surfaces) with a contractor approved by Landlord, which provides for the periodic washing of all such windows at least once every ninety (90) days and Service Contracts for the inspection, testing and servicing of the life-safety and elevator systems in the Premises, with a contractor reasonably approved by Landlord. Upon Tenant’s request, Tenant shall furnish Landlord with copies of all such Service Contracts. Notwithstanding anything contained herein to the contrary, because this is a short term lease, Tenant shall have no obligation to make any capital repairs or replacements to the Premises (including, without limitation, any replacements or capital repairs to the HVAC or any other Systems and Equipment) and any such capital repairs or replacements necessary during the Term will be made by Landlord and amortized as a capital improvement pursuant to Section 4.2.1(xii).

7.2                Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain in good condition the structural portions of the Building, the roof and the roof membrane. The cost of such repairs such repairs and maintenance shall be included in Operating Expenses, and Tenant shall pay Tenant’s Share of such costs; provided, however, if such maintenance and repairs are required in part or in whole by the act, excess or nonstandard usage, neglect, fault of or omission of any duty by Tenant, its agents, servants, contractors, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the entire cost of such maintenance and repairs. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Real Property or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant shall give Landlord prompt written notice of any defect or need of repairs or maintenance for which Landlord is responsible. Landlord shall have a reasonable time after receipt of such notice the right to enter the Premises at all reasonable times to perform such repair and maintenance. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, subject to Landlord’s right to include such costs in Operating Expenses. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.3                Maintenance of Outside Areas. Tenant shall, at Tenant’s own expense, keep the Outside Areas in good, sanitary and clean condition. Tenant, at its sole cost and expense, shall be responsible for removal of graffiti on or at the Building and the Project and for timely responding to any and all graffiti notices provided by the City of Mountain View or other governmental authorities, as well as any and all expenses associated therewith, including any fines or penalties. Should Tenant receive written notice of a graffiti violation, Tenant shall deliver such notice to Landlord within three (3) days after receipt.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations. The construction of the Tenant Improvements shall be governed by the terms of the Work Letter and not the terms of this Article 8. Tenant agrees not to employ any person, entity or contractor for any work in the Premises for a particular trade (including movers engaged in moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building.

8.2                Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). As a condition to Landlord’s obligation to consider any request for consent to any Alterations, Tenant agrees to pay Landlord within thirty (30) days after Tenant’s receipt of invoices and reasonable supporting documentation for the reasonable out-of-pocket third party costs and expenses of consultants, engineers, architects and others for reasonable review of plans and specifications for the construction of the proposed Alterations. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Mountain View, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Outside Areas or interfere with the labor force working at the Building. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3                Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. However, Landlord may require that Tenant remove any Alteration (including any cabling or wiring installed by Tenant) upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations (including any cabling and wiring associated with any telephone system or network), Landlord may do so and may charge the cost thereof to Tenant (together with a five percent (5%) supervision/administration fee), and Tenant shall pay such cost to Landlord within thirty (30) days of being billed for the same. Tenant may, at its option, remove any specialized Alterations or Tenant Improvements, provided that Tenant shall be responsible for any repairs and restoration associated with such removal in accordance with this Lease.

8.4                Removal of Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or exclusively serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) if applicable, an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) all Lines (including riser cables) shall be appropriately labeled (to show Tenant’s name and the purpose of such Lines at reasonable intervals along such Lines and at their termination points) and insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable Laws, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines installed by Tenant located in or exclusively serving the Premises upon the expiration or earlier termination of the Lease Term. The provisions of this Section 8.4 shall survive the expiration or sooner termination of this Lease,

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, Building or the Real Property, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Building or the Real Property with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record within ten (10) business days after Landlord’s delivery of written notice to Tenant. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not so released and removed, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant. If required by the title insurance company insuring title to the Real Property in connection with a prospective sale or financing of the Real Property, Tenant shall execute and deliver to the title company a mechanics’ lien indemnity agreement in form and substance reasonably acceptable to Tenant and the Title Company with respect to any mechanics’ or suppliers’ liens created as the result of work or materials furnished to the Premises contracted by or through Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1             Indemnification and Waiver. To the maximum extent permitted by law, Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its direct and indirect members, shareholders, partners, managers, principals, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant, including without limitation as the result of accidents and illness. To the maximum extent permitted by Law, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (i) any breach or default by Tenant under this Lease, (ii) any cause in, on or about the Premises, including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises, and the exposure, infection and/or spread of infectious diseases, and/or (iii) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant or its agents, contractors, servants, licensees, officers, directors, shareholders, members, managers, partners, employees, subtenants, assignees, or invitees (each, a “Tenant Party” and, collectively, the “Tenant Parties”) or any such person, in, on or about the Premises, the Building and/or Real Property; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2             Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. Tenant shall not conduct nor permit any other person to conduct any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Premises, the Building, the Outside Areas or the Real Property which (i) is prohibited under the terms of any such policies, (ii) could result in the termination of the coverage afforded under any of such policies, or (iii) could give to the insurance carrier the right to cancel any of such policies. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3             Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

    10.3.1        Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with owned and non-owned automobile liability coverage, and liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than (provided such limits may be covered by a combination of primary and umbrella policies):

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

   10.3.2        Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) any Alterations, the Tenant Improvements, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, and sprinkler leakage coverage.

   10.3.3        Workers’ compensation insurance as required by law.

  10.3.4        Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

   10.3.5        Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

   10.3.6        The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, its property manager, Landlord’s mortgage lender, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Twenty Five Thousand Dollars ($25,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4             Subrogation. Landlord and Tenant hereby waive and agree to have their respective insurance companies waive any rights of recovery, claims, or subrogation rights that they or such companies may have against Landlord or Tenant, as the case may be, for any loss or damage with respect to Tenant’s property, Tenant Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California.

10.5             Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1             Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty causing physical damage to the Premises, the Building or the Project (collectively, a “casualty”. If the Premises or any Outside Areas of the Building or the Real Property serving or providing access to the Premises shall be physically damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such Outside Areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and Outside Areas prior to the casualty, except for modifications required by zoning and building codes and other Laws or by the holder of a mortgage on the Real Property, or the lessor of a ground or underlying lease with respect to the Building and/or the Real Property, or any other modifications to the Outside Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from a casualty, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any cabling, wiring, supplemental utility system, telephone system or wireless/Wi-Fi Network. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.

Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Outside Areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs , during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof. Notwithstanding anything in this Article 11 to the contrary, the inability of Tenant to use or occupy the Premises or that requires closure of the Building or the Premises as the result of any government restriction, order or other Law shall not be deemed a casualty for which Tenant is entitled to abate rent in the absence of physical damage to the Premises.

11.2             Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Building and/or the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last six (6) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord and Tenant shall have the option to terminate this Lease by giving written notice to Tenant or Landlord, as applicable, of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3             Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property. No endorsement or statement on any check or any letter accompanying any payment of Base Rent or such other sums shall be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to receive payment of the balance of such rent and/or other sums, or Landlord’s right to pursue Landlord’s remedies.

ARTICLE 12

CONDEMNATION

12.1             Permanent Taking. If the whole or any part of the Premises, Building or the Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or the Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Building or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2             Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

12.3             Government Restrictions. Notwithstanding anything in this Article 12 to the contrary, the closure or restriction of use of the Project, the Building or the Premises as the result of any government restriction, order or other Law shall not be deemed a taking for which Tenant is entitled to abate rent or terminate the Lease pursuant to this Article 12.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1             Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Tenant’s delivery of a Transfer Notice to Landlord shall constitute a representation and warranty by Tenant to Landlord that the information contained in or delivered pursuant to the Transfer Notice is true, correct and complete in all material respects, including the amount of all rent and other consideration to be paid pursuant to the operative agreements relating to the Transfer. If Tenant requests Landlord consent to any Transfer, subject to Section 14.4, Landlord shall grant or withhold such consent in writing within thirty (30) days after Tenant’s request therefor. Tenant’s failure to respond within such thirty (30) day period shall be deemed denial of consent. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2             Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1        The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2        The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3        The Transferee is either a governmental agency or instrumentality thereof;

14.2.4        The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5        The Transferee is not a party of reasonable financial worth and/or financial stability that has and will continue to have sufficient financial strength to perform all of the remaining obligations of Tenant under the Lease from and after the date of transfer, as reasonably determined by Landlord taking into account all relevant facts and circumstances;

14.2.6        The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to amend or cancel its lease; and

14.2.7        The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right).

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within three (3) months after Landlord’s consent, but not later than the expiration of such three (3) month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3             Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease (on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions and legal fees not to exceed $3,000.00 in the aggregate in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4             Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice or, at Landlord’s option, for the balance of the Lease Term. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease. Tenant hereby waives any right to terminate the Lease and/or recover damages as remedies for Landlord wrongfully withholding its consent to any Transfer and agrees that Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

14.5             Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6             Additional Transfers; Permitted Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12) month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. Notwithstanding the foregoing, however, neither an assignment of the Premises to a transferee which is the resulting entity of a merger, acquisition or consolidation of Tenant with another entity, nor an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant) (collectively “Permitted Transferee”) shall be deemed a Transfer, provided that Tenant notifies Landlord in writing at least thirty (30) days in advance of any such assignment, sublease or other Transfer (a “Permitted Transfer”), and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Transfer and/or the transferee, that the tangible net worth of such transferee is not less than Tenant’s net worth as of the date of this Lease, and that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease and such an assignee is indeed a Permitted Transferee. Tenant shall not be released of any liability under this Lease as the result of any such sublease, assignment or other Permitted Transfer.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1             Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2             Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all Lines installed by Tenant (including without limitation, telephone, data, and other cabling and wiring installed or caused to be installed by Tenant, including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), leave the interior walls painted (or touched-up, as appropriate) and cleaned as needed, and remove all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and cabling, wiring or conduit (including any such cabling or wiring associated with any telephone system or network, if any) which may have been placed at the Building or within the Building by or on behalf of Tenant, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. At Landlord’s option, but subject to the terms and conditions set forth in the Work Letter, Tenant also shall be required to remove the Tenant Improvements and any Alterations made by or for Tenant in accordance with Section 8.3, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. If Tenant fails to complete any required removal of any Alterations, equipment and/or appurtenances in the Premises and/or to repair any damage caused by such removal pursuant to the terms of this Section 15.2, then Rent shall continue to accrue under this Lease in accordance with Article 16, below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within 10 days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form as may be required by any prospective mortgagee or purchaser of the Real Property (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Building and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within 10 days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant shall send to each mortgagee of any mortgage covering the Building or land or any part thereof (after notification of the identity of such mortgagee and the mailing address thereof) copies of all notices that Tenant sends to Landlord; such notices to such mortgagee shall be sent concurrently with the sending of the notices to Landlord and in the same manner as notices are required to be sent pursuant to Section 26.19 hereof. Tenant will accept performance of any provision of this Lease by such mortgagee as performance by, and with the same force and effect as though performed by, Landlord. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (a) Tenant gives notice of such act or omission to Landlord and to each such mortgagee, and (b) a reasonable period of time for remedying such act or omission elapses following the time when such mortgagee becomes entitled under such mortgage to remedy same (which reasonable period shall in no event be less than the period to which Landlord is entitled under this Lease or otherwise, after similar notice, to effect such remedy and which reasonable period shall take into account such time as shall be required to institute and complete any foreclosure proceedings).

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1             Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a “default” of this Lease by Tenant:

19.1.1        Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for 3 business days after written notice (provided such notice shall not be required more than once in any 12 month period); or

19.1.2        Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default as soon as possible but in no event later than ninety (90) days after Landlord’s delivery of such notice; or

19.1.3        Abandonment of the Premises by Tenant.

19.1.4        Any failure by Tenant to observe or perform the provisions of Sections 14, 17, or 26.4 where such failure continues for more than two (2) business days after notice from Landlord.

19.1.5        Tenant’s failure to deposit with Landlord the funds required to increase or restore the Security Deposit to the amount required as and when required pursuant to Article 20 of this Lease.

19.1.6        Tenant (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, or suffers the filing of an involuntary petition by creditors, (iii) suffers the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffers the attachment or other judicial seizure of all or substantially all of its assets, (v) admits in writing its inability to pay its debts as they come due, or (vi) makes an offer of settlement, extension or composition to its creditors generally.

Tenant acknowledges that Landlord’s delivery of any notice described in the foregoing provisions of this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law

19.2             Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1        Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i)                  The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)                The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)              The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, including, without limitation, any rent abatement; and

(v)                At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2        Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3        Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3             Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4             Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5             Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. No endorsement or statement on any check or any letter accompanying any payment of Base Rent or such other sums shall be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to receive payment of the balance of such rent and/or other sums, or Landlord’s right to pursue Landlord’s remedies.

19.6             Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7             Concessions. If Landlord provides Tenant with any concessions under this Lease, including, without limitation, rent abatement or tenant improvement allowance, Tenant acknowledges and agrees that Landlord provided such concessions to Tenant in reliance upon Tenant’s representation and warranty that Tenant shall faithfully and timely perform all terms and conditions of this Lease. Accordingly, if a default by Tenant shall occur, Landlord shall, in addition to all other damages due Landlord, recover from Tenant all such concessions as Additional Rent.

19.8             Landlord Default. Tenant waives the right to terminate this Lease on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.

ARTICLE 20

SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 11 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term and not as prepayment of rent. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the immediately preceding sentence, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Without limiting the foregoing, Tenant acknowledges and agrees that Landlord may apply the Security Deposit as necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers its interest in the Premises, the Building or the Project during the Lease Term, Landlord may transfer the Security Deposit to any transferee of Landlord’s interest, in which event Landlord will be released from all liability for the return of the Security Deposit.

ARTICLE 21

COMPLIANCE WITH LAWS

Tenant shall not do anything or suffer anything to be done in or about the Premises, the Outside Area and/or the Real Property which will in any way conflict with any statute, ordinance or other governmental rule, regulation or requirement or other Law now in force or which may hereafter be enacted or promulgated. Subject to Landlord’s obligations set forth in this Article 21 with respect to Excluded Changes (as hereinafter defined), Tenant at its sole cost and expense promptly shall comply with all such Laws. As used in this Article 21, the term “Excluded Changes” means any improvements or changes to the Building’s structure, or the Building’s life safety system, including without limitation any Law requiring disability access improvements, that becomes required under any Law first enacted or generally enforced after the Commencement Date and is not the result of a Tenant-Caused Change (as defined below). If a change to the Premises, the Building structure, or any Systems or Equipment becomes required under Law, including without limitation any Law requiring disability access improvements, as a result of any Excluded Changes (and not as the result of the Tenant Improvements, any Alterations, any furniture, fixtures, equipment or apparatus which Tenant installs or places in the Premises, any use of the Premises for other than retail purposes or otherwise as the result of the actions of Tenant or any Tenant Party (collectively, “Tenant-Caused Changes”)), Landlord shall cause such change to be made, in which event the costs thereof shall be included in Operating Expenses to the extent set forth in Article 4 of this Lease. If a change to the Premises, any Outside Area, the Building structure, or any Systems or Equipment becomes required under Law, including without limitation any Law requiring disability access improvements, as a result of any Tenant-Caused Changes, Tenant shall, upon demand and at Landlord’s option, (x) make such change at Tenant’s sole cost and expense and subject to Article 8 above, or (y) immediately cease the use of or remove Tenant Improvements, Alterations or furniture, fixtures, equipment or apparatus or other Tenant-Caused Changes triggering such compliance requirements, all at Tenant’s sole cost and expense. Notwithstanding the foregoing, Landlord shall have the right to make any Tenant-Caused Changes required pursuant to the foregoing sentence, in which event Tenant shall reimburse Landlord for all costs incurred by Landlord in making such Tenant-Caused Changes, together with an administrative fee equal to five percent (5%) of such costs, within five (5) days after written notice from Landlord. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to promptly comply with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord’s efforts to comply with such standards or regulations. In addition, Tenant shall fully comply with all present or future programs imposed directly or indirectly by any governmental authority intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) to post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform other regularly scheduled or routine maintenance, repairs or services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

ENVIRONMENTAL PROTECTION

23.1             Environmental Protection

23.1.1        As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes § 25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said Laws or any replacement thereof, or as similar terms are defined in the federal, state and local Laws, statutes, regulations, orders or rules. Hazardous Materials shall also mean any and all other biohazardous materials, wastes and substances which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

23.1.2        Notwithstanding anything to the contrary in this Lease, Tenant, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials; provided, however, that Tenant shall not be responsible for contamination of the Premises by Hazardous Materials existing as of the date the Premises are delivered to Tenant. Tenant shall not store, use or dispose of any Hazardous Materials except for those Hazardous Materials listed in a Hazardous Materials management plan (“HMMP”) which Tenant shall deliver to Landlord upon execution of this Lease and update at least annually with Landlord (“Permitted Materials”) which may be used, stored and disposed of provided (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable Laws, (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP, and (iii) Tenant shall provide Landlord with copies of all material safety data sheets and other documentation required under applicable Laws in connection with Tenant’s use of Permitted Materials as and when such documentation is provided to any regulatory authority having jurisdiction. In no event shall Tenant cause or permit to be discharged into the plumbing or sewage system of the Building or onto the land underlying or adjacent to the Real Property any Hazardous Materials. Tenant shall be solely responsible for and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with the storage, use and/or disposal of Hazardous Materials by Tenant or any Tenant Party. If the presence of Hazardous Materials in or on the Premises, the Building, the Outside Areas, or the Real Property caused or knowingly permitted by Tenant results in contamination or deterioration of water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Landlord to allow the presence of such Hazardous Materials. At any time prior to the expiration of the Lease Term if Tenant has a reasonable basis to suspect that there has been any release or the presence of Hazardous Materials in the ground or ground water on the Premises which did not exist upon commencement of the Lease Term, Tenant shall have the right to conduct appropriate tests of water and soil and Tenant shall deliver to Landlord the results of such tests to demonstrate that no contamination in excess of permitted levels has occurred as a result of Tenant’s use of the Premises. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any removal, cleanup and restoration work and materials required under this Section 23.1.2 to return the Premises the Building, the Outside Areas, or the Real Property and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials.

23.1.3        Upon termination or expiration of the Lease Term, Tenant at its sole expense shall cause all Hazardous Materials placed in or about the Premises, the Building and/or the Real Property by Tenant and each Tenant Party and all installations (whether interior or exterior) made by or on behalf of Tenant relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Tenant. Tenant shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Real Property and shall take all other actions as may be required to complete the closure of the Building and the Real Property. In addition, if Landlord has a reasonable basis to suspect the existence of Hazardous Materials contamination caused or knowingly permitted by Tenant, then prior to vacating the Premises, Tenant shall, upon Landlord’s request, undertake and submit to Landlord an environmental site assessment from an environmental consulting company reasonably acceptable to Landlord which site assessment shall evidence Tenant’s compliance with this Section 23.1.3.

23.1.4        At any time prior to expiration of the Lease Term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Tenant’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Tenant’s business at the Premises, Landlord shall have the right to enter in and upon the Real Property, Building and Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Tenant’s use thereof. Landlord shall furnish copies of all such test results and reports to Tenant and, at Tenant’s option and cost, shall permit split sampling for testing and analysis by Tenant. Such testing shall be at Tenant’s expense (and shall be reimbursable to Landlord immediately upon demand) if Landlord has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Real Property, the Building or the Premises, which has been caused by or resulted from the activities of Tenant, its agents, contractors, or invitees.

23.1.5        Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such voluntary cooperation, nor for any required compliance. Tenant agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

23.2             Survival. Tenant’s obligations under this Article 23 shall survive the expiration or termination of this Lease.

ARTICLE 24

PARKING

Tenant shall have the right to use the existing parking spaces on the Real Property at no additional cost to Tenant during the Lease Term. Notwithstanding anything set forth in this Article 24 to the contrary, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant. Tenant shall not at any time park or permit the parking of its vehicles overnight or in any portion of the Project not designated by Landlord for non-exclusive parking. Tenant’s right to use the parking spaces allocated to it pursuant to this Lease is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. Tenant’s use of the parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Tenant shall comply with all rules promulgated by Landlord with respect to the use of the parking facility.

ARTICLE 25

PATRIOT ACT

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant of this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE 26

MISCELLANEOUS PROVISIONS

26.1             Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

26.2             Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

26.3             No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

26.4             Modification of Lease; Financials. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor. In addition, upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days of written request, current financial statements for Tenant, dated no earlier than one (1) year prior to such request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days of written request, current financial statements of the Guarantor in a form consistent with the above criteria. All such financial statements will be delivered to Landlord and any such lender or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant or of Guarantor, as applicable. Tenant represents and warrants that all financial statements provided by Tenant to Landlord, including those provided by Tenant prior to the execution and delivery of this Lease, are and shall be true, correct and complete in all material respects as of the date set forth in such statements.

26.5             Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Building, the Real Property and/or in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Without limiting the generality of the foregoing, it is acknowledged and agreed that the liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Building or the Real Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

26.6             Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

26.7             Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

26.8             Tenant’s Signs. Installation of any signage on the Premises shall be subject to Landlord’s prior written consent which shall not be unreasonably withheld, including the size, location, and illumination of such signs, shall be in compliance with all ordinances and other requirements of the City of Mountain View, and shall be conditioned upon Tenant’s receipt of all permits required from the City of Mountain View for such signage. Such signs shall be installed by a signage contractor designated or approved in writing by Landlord and in accordance with the requirements of Article 8 of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Subject to the foregoing provisions of this Section 26.8, Tenant may not install any signs, symbols, or identifying marks on or in the Building, the Outside Areas or the Real Property and any signs, window treatments or coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building without the prior written approval of Landlord, in its sole and absolute discretion.

26.9             Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.10         Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

26.11         Time of Essence; Days. Time is of the essence of this Lease and each of its provisions. As used in this Lease, the term “days” means calendar days and the term “business days” means calendar days other than Saturdays, Sundays, and Holidays.

26.12         Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

26.13         No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

26.14         Landlord Exculpation. It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Real Property only with respect to events occurring during its and their respective ownership of the Real Property. In addition, Tenant agrees to look solely to Landlord’s interest in the Real Property for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Real Property, nor any partner, shareholder, member, or officer of any of the foregoing shall ever be personally liable for any such judgment. The limitations of liability contained in this Section 26.14 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. If more than one person or entity is named herein as Landlord, such multiple parties shall be severally but not jointly liable for the obligations of the other parties named as Landlord, and Tenant shall look solely to each such party’s interest in the Real Property for recovery of any judgment against any such party. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect, special, punitive, or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

26.15         Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

26.16         Recourse Against Landlord. The obligations of the party or parties comprising Landlord hereunder shall not constitute personal obligations of Landlord, its officers, directors or any other persons or entities constituting Landlord and Tenant shall not seek recourse against any such entities, persons, or any of their assets for satisfaction of any liabilities with respect to this Lease. In the event Tenant obtains a judgment against Landlord resulting from any default or claim or raising under this Lease, such judgment may only be satisfied from Landlord’s interest in the Real Property or proceeds from the sale thereof and no other real, personal, or mixed property or other assets of Landlord, or its officers, directors, members, partners, or managers or any other persons or entities comprising Landlord, wherever situated, shall be subject to levy to satisfy such judgment.

26.17         Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, epidemics, pandemics or other public health emergencies, including government-mandated shutdowns, closures, and shelter-in-place orders, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

26.18         Statutory Waivers. Each party waives California Civil Code §§ 1932(2), 1933(4) and 1945. Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure §§ 1263.260 or 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

26.19         Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 26.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

26.20         Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several,

26.21         Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

26.22         Jury Trial; Venue; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF, FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, OR OTHERWISE IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW, THEN TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. TENANT HEREBY FURTHER WAIVES ANY OBJECTION TO VENUE IN THE COUNTY IN WHICH THE BUILDING IS LOCATED, AND AGREES AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THE REAL PROPERTY IS LOCATED. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS SECTION 26.22. THE PROVISIONS OF THIS SECTION 26.22 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

26.23         Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state of California.

26.24         Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

26.25         Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Newmark (the “Broker”), which through separate agents or real estate licenses teams represents Landlord and Tenant, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall make payment of the brokerage fee due the Broker pursuant to and in accordance with a separate agreement between Landlord and the Broker. Except for amounts owing to the Broker, each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent.

26.26         Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, the Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

26.27         Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

26.28         Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

26.29         Security. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Premises, the Building, the Outside Areas or the Real Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant’s property, trade secrets, or intellectual property, or Tenant’s employees, invitees, or contractors from any cause whatsoever, including but not limited to criminal and/or terrorist acts. Tenant assumes all responsibility for the protection of Tenant and Tenant’s employees, agents, customers, invitees and contractors from acts of third parties, and hereby waives any claims against Landlord with respect to the same. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same. In the event Landlord in its sole and absolute discretion agrees to provide any security services, whether it be guard service or access systems or otherwise, Landlord shall do so strictly as an accommodation to Tenant and Landlord and the Landlord Parties shall have no liability whatsoever in connection therewith, whether it be for failure to maintain the secure access system, or for failure of the guard service to provide adequate security, or otherwise. If Landlord elects to provide such security, the costs thereof shall be included in Operating Expenses.

26.30         Landlord’s Construction. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant, except as specifically set forth in this Lease. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any Outside Area association) may complete construction and/or demolition work pertaining to the Building (collectively, the “Construction”). In connection with the Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the Outside Areas, or perform work in the Building and/or Real Property, which work may create noise, dust or leave debris in the Building and/or Real Property. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction.

26.31         Transportation Demand Management Program. Tenant acknowledges the City of Mountain View may require Landlord to institute or participate in a transportation demand management program intended to manage parking, transportation or traffic in and around the Real Property (“TDM”). Tenant shall take responsible action for the transportation planning and management of all employees and other personnel located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such TDM programs may include, without limitation: (a) restrictions on the number of peak hour vehicle trips generated by Tenant’s employees; (b) increased vehicle occupancy; (c) implementation of an in-house ridesharing program and an employee transportation coordinator; (d) working with employees and an area-wide ridesharing program manager; (e) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (f) utilizing flexible work shifts for employees. Any costs or expenses associated with a TDM program that are not provided and paid for by Tenant, such as a TDM coordinator, may be provided by Landlord with such costs being included as Operating Expenses. As part of the TDM Program, and to the extent required, directly or indirectly, by the City of Mountain View, Tenant its sole cost and expense, shall cause its staff to participate in the TDM program and shall make available to its employees, at no cost, (i) Caltrain Go-Passes or Eco Passes (or the equivalent), (ii) car sharing programs and/or (iii) other TDM recommended incentives.

26.32         Counterparts. This Lease may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. The parties agree that a signed copy of this Lease transmitted by one party to the other party(ies) by facsimile, by electronic transmission, or by an electronic signature platform (such as DocuSign) will be binding upon the sending party to the same extent as if it had delivered a signed original of this Lease.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE CAUSED THIS LEASE TO BE EXECUTED THE DAY AND DATE FIRST ABOVE WRITTEN.

“Landlord”:

NC INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Badru Valani
	Name:	Badru Valani
	Its:	Managing Member
4/21/2021

“Tenant”:

ARCHER AVIATION INC.,
a Delaware corporation

By:	/s/ Adam Goldstein
	Name:	Adam Goldstein
	Its:	CoCEO
4/19/2021

EXHIBIT A

PREMISES

Exhibit A, Page 1

EXHIBIT A-1

[Intentionally omitted]

Exhibit A-1, Page 1

EXHIBIT B

WORK LETTER

Except as otherwise expressly defined herein, all capitalized terms shall have the same meaning as those capitalized terms used or defined in the Lease.

1.             Acceptance of Premises; Tenant’s Covenants, Representations and Warranties.

1.1       Except as provided in Section 1.2 of the Lease, Tenant hereby accepts the Premises in their current “AS-IS” condition existing as of the earlier of the Delivery Date or as of the date that Landlord allows Tenant to have access to the Premises. Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building, the Project or the Real Property.

1.2       Tenant Improvements. Tenant shall have the right to make improvements and alterations to the Premises (collectively, the “Tenant Improvements”) subject to the terms and conditions in his Work Letter. The Tenant Improvements may include (a) installation of milling equipment affixed to the concrete slab via a steel plate with structural penetrations for seismic reinforcement, and ceiling lighting over such equipment; (b) enclosure of the server room where existing IT/telco/security equipment is affixed to the wall; (c) expansion of kitchen with upper and lower cabinetry, island and appliances; and (d) painting of the exterior green walls with another color, subject to the reasonable approval of Landlord; provided that Tenant’s right to make such Tenant Improvements is subject to the terms of this Work Letter, including Landlord’s right to review and approve the applicable plans and specifications for such work. Landlord hereby approves the space plan attached hereto as Exhibit B-2.

2.              Design and Construction of Tenant Improvements.

2.1       Working Drawings; Approved Working Drawings. In connection with the Tenant Improvements, Tenant shall retain an architect reasonably approved in advance by Landlord (the “Tenant Architect”) to prepare and supply Landlord with a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings along with other renderings or illustrations reasonably required by Landlord (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s approval (not to be unreasonably withheld, conditioned or delayed). The Working Drawings shall comply with the requirements in Exhibit B-1. At the time of delivery of the Working Drawings (or any resubmittal thereof), Tenant shall provide to Landlord in writing, in bold, capital letters and conspicuous font, the following notice: “LANDLORD’S FAILURE TO TIMELY RESPOND TO THIS NOTICE MAY RESULT IN DEEMED APPROVAL OF THE MATTERS CONTAINED HEREIN.” Landlord shall advise Tenant within seven (7) business days after Landlord’s receipt of the Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith (which Landlord shall provide within five (5) business days of Tenant’s resubmittal). The Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. Landlord’s review of the documents described in this paragraph, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Notwithstanding the foregoing, if the time period for Landlord’s response to any drawings or other matters requiring Landlord’s approval or consent pursuant to this Work Letter would fall between the Wednesday before Thanksgiving Day and the following Monday, or between December 22 and January 2 (the “Blackout Period”), then for each such day falling during the Blackout Period, the time period for Landlord to respond to any request for approval or consent shall be extended on a day-for-day basis.

Exhibit B, Page 1

2.2       Construction of Tenant Improvements. Tenant shall retain a licensed general contractor reasonably approved in advance by Landlord (“Tenant Contractor”) to construct the Tenant Improvements. The Tenant Improvements shall be diligently prosecuted to completion and shall be constructed in strict accordance with the Approved Working Drawings, at Tenant’s sole cost and expense (subject only to Section 3 below), in a good and workmanlike manner and in compliance with all building permits (if any), applicable codes and Laws, and the Building Standard Specifications. All subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements (such subcontractors, laborers, materialmen, and suppliers, and the Tenant Contractor to be known collectively as “Tenant’s Agents”) must be reasonably acceptable to Landlord. Tenant’s indemnity of Landlord and the Landlord Parties as set forth in the Lease shall also apply with respect to (i) any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or the Tenant’s Agents, or anyone directly or indirectly employed by any of them, relating to the Tenant Improvements and (ii) Tenant’s non-payment of any amount arising out of the Tenant Improvements or Tenant’s disapproval of all or any portion of any request for payment. Tenant acknowledges that the Building elevator shall not be used for transportation of construction personnel, equipment or materials.

2.3       Insurance. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Certificates for all insurance carried pursuant to this Section 2.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements. All such policies of insurance shall must contain a provision that the company writing said policy will give Landlord fifteen (15) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 2.3 shall insure Landlord and Tenant, as their interests may appear, as well as the Tenant Contractor and Tenant’s Agents, and shall name as additional insureds Landlord, Landlord’s property manager, and all mortgagees and ground lessors of the Real Property.

2.4       Governmental Compliance. The Tenant Improvements shall comply in all respects with (i) all state, federal, city or quasi-governmental, codes, ordinances, regulations, requirements, and other Laws, as each may apply according to the rulings of the controlling public official, agent or other person; (ii)) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

2.5       Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements that are not built per the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for such disapproval. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements as noted above and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

Exhibit B, Page 2

2.6       Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements as evidenced by final permit signoff from the City, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (A) Tenant shall cause the Tenant’s Architect to update the Approved Working Drawings as necessary to reflect all material changes made to the Approved Working Drawings during the course of construction, (B) Tenant or Tenant’s Architect shall certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) Tenant shall cause the Tenant Architect to deliver to Landlord copies of such record set of drawings electronically in both CAD and .pdf formats (with hand-marked construction changes on the .pdf version provided such marked changes are legible and such changes are minor in nature; any material changes shall be fully incorporated in both the .pdf and CAD formats) within thirty (30) days following completion of the Tenant Improvements.

3.             Cost of Tenant Improvements. Tenant shall be solely responsible for all costs incurred in connection with the design, permitting and construction of the Tenant Improvements, without reimbursement from Landlord or abatement of Rent.

4.             Miscellaneous Construction Covenants.

4.1       Removal of Tenant Improvements. Upon the expiration of the Lease Term or prior termination of the Lease, Tenant shall have the right to remove any Specialized Tenant Improvements so long as Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises or Building to their condition existing prior to the installation of the Tenant Improvements. As used herein, the term The term “Specialized Tenant Improvements” shall mean Tenant Improvements that are unique to Tenant’s business, including any milling equipment. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of the Lease, require Tenant, at Tenant’s expense, to remove the Tenant Improvements (including without limitation any Specialized Tenant Improvements), to repair any damage to the Premises and Building caused by such removal and to return the affected portion of the Premises or Building to their condition existing prior to the installation of the Tenant Improvements. Notwithstanding the foregoing, Tenant may specifically request in writing at the time Tenant requests consent to the Working Drawings (such request to be specifically captioned in bold capital letters as a “RESTORATION REQUEST NOTICE PURSUANT TO WORK LETTER OF THE LEASE”) that Landlord notify Tenant whether some or all of such Tenant improvements will be required to be removed pursuant to the terms of this Section 4.1 (a “TI Restoration Request Notice”), in which event Landlord shall notify Tenant at the time Landlord consents (subject to the provisions of Section 2.1 of this Work Letter) to the Working Drawings whether some or all of the Tenant Improvements will be required to be removed in accordance with this Section 4.1. If Landlord fails to so notify Tenant whether some or all of such Tenant Improvements will be required to be so removed, Landlord shall be deemed to have waived its right to require that such Tenant Improvements be removed upon the expiration or early termination of the Lease Term and to repair any damage to the Premises and Building caused by such removal. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any material default beyond applicable notice and cure periods by Tenant under the Lease or this Work Letter occurs at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to require the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease. Notwithstanding the foregoing, Tenant shall not be required to remove or restore the work described in Section 1.2(b)-(d) above so long as Landlord has approved the plans and specifications for such work and such work has been completed in accordance with such plans and specifications.

4.2       Construction Rules. Tenant shall comply and shall cause the Tenant Contractor to execute and comply with the construction rules and regulations attached hereto as Exhibit B-3; however, in the event of any inconsistency between such construction rules and regulations and the remainder of this Lease, the remainder of this Lease shall control.

Exhibit B, Page 3

4.3       Designation of Representatives. With respect to the planning, design and construction of the Tenant Improvements, Landlord hereby designates Badru Valani as “Landlord’s Representative” and Tenant hereby designates Logan Berkowitz as “Tenant’s Representative.” Tenant hereby confirms that Tenant’s Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Tenant Improvements. Landlord hereby confirms that Landlord’s Representative has authority to act on behalf of Landlord with respect to matters pertaining to the planning, design and construction of the Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.

4.4       Fees. Tenant shall reimburse Landlord for any reasonable costs reasonably incurred Landlord’s architect ,engineer or other consultant retained by Landlord to review Tenant’s Working Drawings or to otherwise advise Landlord concerning the Tenant Improvements.

Exhibit B, Page 4

EXHIBIT B-1

WORKING DRAWING REQUIREMENTS

I.	Floor Plans Showing:

1.	Location and type of all partitions.

2.	[Omitted]

3.	[Omitted]

4.	[Omitted]

5.	Critical dimensions necessary for construction, with indication of required clearances.

6.	Location and types of all electrical items: outlets, switches, telephone outlets and lighting.

7.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation, including heat output.

8.	Location, weight per square foot, and description of any heavy equipment or filing system.

9.	Requirements for special air-conditioning or ventilation.

10.	Location and type of plumbing.

11.	Location and type of kitchen equipment.

12.	Location, type and color of floor covering, wall covering, paint and finishes.

II.	Details Showing

1.	All millwork with verified dimensions of all equipment to be built in.

2.	Corridor entrance.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the plans, Tenant’s engineer will design all support or bracing required at Tenant’s expense.

III.	Additional Information

1.	Provide Landlord with Title 24 energy calculations.

Exhibit B

EXHIBIT B-2

SPACE PLAN

IMPROVEMENT FLOOR PLAN

KEYNOTES

[illegible]

ARCHITECTURAL TECHNOLOGIES

Arizona

California

A Tenant Improvement For:

ARCHER

1050 Terra Bella Ave.
Mountain View, CA

DATE

SP-01

Exhibit B

EXHIBIT B-3

RULES AND REGULATIONS FOR CONTRACTORS

1.	Introduction

The following Rules and Regulations for Contractors are to govern the actions and operations of Contractors, subcontractors, and suppliers for construction (collectively referred to herein as “Contractor”) within the confines of the Property (as used herein, Property shall refer to the Project located at the building or buildings located at 1090 Terra Bella Avenue, Mountain View, California (collectively, the “Building”) thereon, and the common areas associated therewith). Each Contractor is responsible for ensuring compliance with each of the Rules and Regulations by each subcontractor, subsubcontractor and supplier of such contractor.

2.	Supervision

Contractor shall maintain a competent superintendent or supervisory representative on the Premises who is authorized to act in all manners pertaining to the work. The name, phone number, mobile telephone number and pager number for this individual shall be given to Owner along with an emergency contact in the event of an after-hours emergency.

3.	Appearance

All tools, equipment and building materials must be maintained at all times within the area under construction when not in transit to or from the area. In all cases where construction is taking place in an occupied area or visible common area, all necessary steps and precautions shall be taken to shield the work site from public view. This shall include keeping doors closed (construction of temporary doors if necessary), latexing “storefront” windows in retail areas and building out a one-side drywall partition on public corridors, if appropriate. The use of tape (of any kind) on any finished surfaces is expressly forbidden.

4.	Access

Access forms must be submitted by the contractor and signed by the tenant weekly and for weekends. Access forms need to list times, type of work, and all subcontractors performing the work. All General Contractors and their subcontractors must have a current Certificate of Insurance on file.

5.	Staging Area

Owner may designate unloading and staging areas. All materials unloaded at these areas are to be moved into the premises immediately.

6.	Utility Access

Other than the existing utilities currently existing in the Premises, Contractor shall provide its own source of power for performing work on the job site. Access to any common area utility (e.g., electrical panels/service, gas valves, water/sewer hook-ups, etc.) shall only be provided by Owner upon one full business day’s prior notice.

7.	Utility Interruption

Contractor shall take all necessary and appropriate steps to ensure that utility services to existing occupants of the Property are not interrupted.

In the event that minimal service interruption is necessary during the course of the work, it must be arranged with Owner no less than 5 business days prior to its occurrence and must occur during hours when the businesses affected are not generally open nor in operation.

Exhibit B

8.	[Intentionally omitted]

9.	Protection

Where Contractor’s work engages work performed by others or if access to the Premises passes through areas of work performed by others, marring or damaging of such areas will not be permitted. Any work which must take place in an area previously prepared by others shall be approved by Contractor before commencing work and any unsatisfactory conditions shall be reported to Owner.

Where existing work is damaged in the execution of the work, Contractor shall be responsible for repairing or replacing the damaged work (at Contractor’s expense) as required and to the satisfaction of Owner. Contractor will be responsible for the security of its own materials, equipment and work.

Upon completion of tenant construction, Contractor shall promptly dismantle, remove and dispose of any temporary enclosures and any excess materials from the Premises.

Should Contractor fail to comply with the above, Owner will proceed upon 24 hours’ notice to Contractor with the necessary clean-up, demolition and removal, and charge Contractor.

10.	[Intentionally omitted]

11.	Clean-Up

Contractor will ensure that no tools, equipment, materials or debris of any kind are permitted to accumulate anywhere outside of the work area, including but not limited to: dirt, dust, paint, sawdust, taping and/or taping mud, sheet rock and/or related debris, paper and trash of any kind. Tracking of construction dirt onto public streets or sidewalks or into corridors or stairways must be prevented through the use of walk-off mats provided by Contractor and changed frequently to remain clean. The walk-off mats shall be placed immediately inside the work area. In addition, Contractor will sweep clean the work area (using sweeping compound to minimize dust) as often as necessary to maintain a safe workplace and a clean public access to and from it.

Contractor shall assign someone responsible for policing the common areas between the loading area and the work area and/or the areas workmen travel as necessary to ensure cleanliness. The Freight Elevator will be wiped clean and the floor mopped at the end of each shift. Janitorial services may be required to supplement Contractor’s cleaning. Costs for providing such cleaning will be billed to and paid by the Contractor.

12.	Final Clean-Up

At completion of the project, Contractor is to provide a thorough janitorial cleaning of the entire Premises (and surrounding areas affected by the construction).

13.	Site Policing

Contractor is to maintain the Premises free of general debris and trash. Provisions shall be made to control visible dust emissions. Food is to be consumed in designated areas with all food remains, garbage and containers removed by Contractor nightly.

At all times during demolition and construction, Contractor shall assign someone responsible to police and clean public areas where construction debris is present.

14.	Debris Boxes

Contractor is to arrange for its own debris boxes to be placed in areas and at times approved by Owner.

Exhibit B

Any use by Contractor of Property debris boxes, compactors or portable janitorial bins may be cause for removal of Contractor from the Premises and/or assessment of charges to cover dumping costs.

15.	Quality of Workmanship

Contractor’s work shall be performed in a thoroughly first class and journeyman like manner and shall be in good and usable condition at the date of completion thereof.

16.	Labor Relations

Any and all work performed by Contractor shall be performed in a manner so as to avoid any labor dispute which results or could result in a stoppage or impairment of work, deliveries or any other services in the Property. If there shall be any such stoppage or impairment or threat thereof as a result of any such labor dispute, Contractor shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute.

17.	Fire Protection

Contractor shall supply its own Fire Extinguisher and will provide a fire watch when fire suppression equipment is disabled or during welding.

18.	Panel and Equipment Labeling

Prior to completion of work and turning work over to a Representative of Owner, properly label each piece of equipment and electric panel with its name, function and circuit. Use permanent etched plastic sign materials or typed panel cards as appropriate. No penciled, hand marked or incomplete label will be accepted. Owner reserves the right at Contractor’s cost, to call in an outside contractor to label or correct panel schedules not correctly done by the original Contractor.

19.	Security

Contractor shall ensure the security of the Premises as well as its own materials, equipment and work in progress. This shall include the re-keying, where applicable, of locksets at completion of job in accordance with the keying schedule provided by Owner. Contractor shall provide adequate security so as to avoid the risk of the construction site becoming an attractive nuisance.

20.	Floor and Wall Penetrations

Piping penetrations through rated floors and walls are to be sealed using approved materials to assure existing ratings.

21.	Roof Access and Penetrations

Access to the roof is restricted to Owner’s personnel and Owner’s designated contractors, only. No other contractor or subcontractor will be permitted on the roof unless written permission has been obtained from Owner.

All roof penetrations must be made by a roofing contractor acceptable to Owner at Contractor’s expense and must conform to Owner’s standard criteria. Penetrations shall be subject to Owner’s approval as to construction detail, size, configuration, location and support.

Contractor shall contact Owner directly to obtain approval of the roof penetration and patching.

No penetration will be made that cannot be repaired by the roofing contractor on the same day. Contractor shall pay all such costs for this work directly.

Exhibit B

22.	System Tie-ins and Owner Inspections

Contractors are not allowed, under any circumstances, to tie into building mechanical, electrical, sprinkler, life safety, or security primary systems without prior written approval and coordination from Owner. Owner may coordinate, at Contractor’s cost, having these tie-ins performed by Owner’s own contractors. Owner may observe all work prior to closing-in and observe all tie-ins and interfaces with Property systems to assure Owner specifications compliance, warranty protection, and Property systems operations. Contractor should be prepared to separately clean any new system that is being brought on-line. This may include, descaling, degreasing, industry accepted methods of chemical cleaning and fully charging the system with chemicals that are the same as those currently used in the base building systems. Forty-eight (48) hours’ notice is to be given to Owner prior to any tie-in.

23.	Code Compliance and Inspections

24.	Approved Plans

Work shall be constructed in accordance with plans that have been approved by Owner and comply with all city, county and state ordinances, rules and regulations relating thereto. Contractor shall not deviate from approved drawings and specifications without obtaining prior written permission from Owner.

25.	Work Coordination

Construction shall be coordinated with all work being performed or to be performed by Owner and other occupants of the Property to such extent that the work will not interfere with or delay the completion of any other work. No Contractor or subcontractor participating in Contractor’s work shall at any time damage, injure, interfere with or delay the completion of the work or any other construction within the Property. All Contractors and subcontractors and suppliers shall comply with all procedures and regulations prescribed by Owner for the integration of Contractor’s work with the work to be performed in connection with the project. Common areas, plazas, public corridors, service corridors and exterior of Owner’s buildings must be kept clear of Contractor’s equipment, merchandise, fixtures, refuse and trash at all times. Any mechanical, electrical or plumbing item which needs to be routed through another space requires written permission from Owner’s office with not less than 72 hours’ notice.

26.	Adjacent Improvements

Contractor shall be responsible for the repair, replacement or clean-up of any damages caused to any other work in any area of the Property. Contractor shall be required to maintain continuous protection of adjacent premises in such a manner as to prevent any damage to such adjacent property and the improvements thereon. If any property is damaged by Contractor then Contractor shall promptly repair such damages and restore it to its pre-damaged condition.

Contractor shall neatly patch, replace, and finish all adjacent surfaces or features disturbed in performance of the work, including, but not limited to glass, glazing, exterior and/or interior surfaces, paving, stripping, signage, landscaping, concrete work, and improvements of every kind. All replaced or patched work shall be of the same type and quality as the existing surfaces or features.

27.	Safety

Contractor shall at all times while work is in progress provide all appropriate protection, as required by law or prudent industry practices, (1) to protect Contractor’s employees, the Property’s occupants, and the public from any personal injury or any damage to personal property that could occur in connection with the work and (2) to protect all portions of the Property and all fixtures, equipment, finishes, furniture, and supplies located therein from any damage that could occur in connection with the work.

Exhibit B

Contractor shall comply with all safety, fire protection, and evacuation procedures and regulations reasonably established by Owner or any governmental agency. In no event shall any emergency exits, emergency exit signs, fire lanes, or other safety aspects of the Property be blocked or impeded by Contractor. Further, Contractor shall exercise extreme caution to avoid leaving any hazardous situation exposed to occupants and/or guests of the Property (i.e., a tripping hazard caused by an electrical cord stretched across a walkway.)

Contractor shall supply its own First Aid Kit. All life safety devices must remain operational during construction except where specific systems or devices are being altered. In no event shall the construction area be unprotected after normal business hours.

28.	Insurance

At all times while work is in progress, Contractor shall carry and maintain all insurance policies and coverage required under its contract and the Lease, and in any event Contractor shall carry and maintain (i) comprehensive general liability insurance, in a reasonable and prudent amount, insuring against liability for property damage and personal injury and (ii) Workers’ Compensation and employer’s liability insurance, as required by law.

29.	Hours for Work Onsite

Prior to commencing work in or about the Building, Contractor shall obtain Owner’s consent as to the hours and days of the week that Contractor intends to perform its work. Contractor shall use all reasonable efforts to perform its work in a manner to minimize interference with occupants of the Building by scheduling certain types of work for times and days in which the Building is generally unoccupied. In no event, however, shall Contractor be permitted to perform its work after Owner’s customary business hours or on days the Building is not open for business to the public, without first obtaining Owner’s written consent to such work and appropriate security precautions to be taken. Notice must be given to Owner not less than 24 hours in advance of the schedule of off-hours work.

30.	Prior to Commencement of Work Onsite

Contractor shall furnish the following items to Owner prior to commencing any work in or about the Building:

a.       A certificate of insurance evidencing the compliance with the insurance requirements of the contract, the Lease and these Rules and Regulations.

b.       Contractor’s License Number.

c.       One (1) copy of any permits required by the local governmental authorities for the performance of the work.

d.       [Intentionally omitted]

e.       A certified list of all subcontractors and material suppliers to be used by Contractor in connection with the work.

31.	Conduct/Cleanliness at Work Site

Contractor shall take all reasonable steps to minimize interference with occupants of the Property and adjacent properties during the course of the work.

If a structural engineer is needed to determine if structural bracing is required for Contractor’s equipment, then such costs shall be at the expense of Contractor. Owner shall not be responsible for loss of or damage to any such equipment or property and all damage done to the Property by moving or maintaining such equipment or property shall be repaired at the expense of Contractor. During construction, Contractor shall clean up and remove all discarded materials, refuse, debris and similar items from the work site on a daily basis, and thereby leave the construction area and surrounding areas in a neat and clean condition. At all times, the work site shall be maintained in a neat and clean condition, consistent with the work being performed. In no event shall any materials be left or stored in any common areas of the Property, including, without limitation, Property parking lots, walkways or vacant spaces without the prior consent of Owner.

Exhibit B

Contractor, its employees, and subcontractors shall supply all of their own tools and materials required for the work and shall not use any tools, supplies, or materials belonging to Owner or its agents.

Public drains, storm drains, toilet rooms, toilets, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from the violation of this rule by Contractors, its employees, or subcontractors shall be borne by Contractor.

32.	Mechanical Equipment

Contractor is responsible to ensure that the existing HVAC system is not permitted to operate during the construction process in the construction areas without the written permission of Owner. Further, a working test of the system must be completed by Contractor prior to tenant move-in. HVAC hook-up to the energy management system including the control interface screens (if any) must be completed prior to tenant move-in.

33.	[Intentionally omitted]

34.	Cutting and Coring

No cutting or coring of the Building premises or installations, or those of any Building occupant, shall be permitted without prior written consent of Owner. Any cutting and/or coring must be done outside of normal Building hours. Request for permission to do cutting shall include explicit details and description of work and shall not under any circumstances diminish the structural integrity of the Building’s components or systems. If any work is to be done in another space or in any public area, such work is to be done only with the explicit written permission of Owner and at times as directed by Owner. Any such area is to be promptly repaired and returned to a fully functioning, complete, and clean condition.

35.	As-Built Plans and Warranties

Upon completion of construction, two sets of full size as-built prints and one set full size as-built sepias are to be forwarded to Owner. In addition to as-built plans, all cut sheets, warranties and manuals for installed mechanical equipment and/or appliances must be given to Owner.

36.	[Intentionally omitted]

37.	[Intentionally omitted]

38.	[Intentionally omitted]

39.	Plumbing Connections

Plumbing wet taps may not interrupt service. Forty-eight (48) hours’ notice is to be given to Owner prior to connection.

40.	Parking

Contractor, its employees, and subcontractors shall park their vehicles only in those areas of the parking lot designated by Owner for use by contractors (if any). In any case, Contractor parking shall be located as far away from operating businesses during open hours as possible. Contractor shall comply with all rules or regulations applicable to such parking areas. Loading docks are for drop off and unloading only and not for parking. In no event shall Contractor block public access to the parking lot or otherwise disrupt the normal use of the parking facilities without first notifying Owner and obtaining Owner’s prior written consent. No vehicles may be parked overnight in the parking facilities without Owner’s prior written consent. Washing, waxing, cleaning, and servicing of vehicles in the parking facilities are prohibited. Contractor is responsible for the cost of parking its employees’ vehicles.

Exhibit B

41.	Work Schedule

As soon as possible prior to commencement of the work, Contractor shall prepare, and submit for Owner’s approval, progress schedules for the work. These progress schedules shall indicate the dates for the starting and completing of the various stages of the work and shall be revised as required by the conditions of the work, subject to Owner’s approval.

42.	Signs

Contractor shall not be permitted to post any sign, placard, picture, name, advertisement, or notice visible from the exterior of the Building or the work site at the Building without Owner’s prior consent, unless the posting of such sign, placard, or notice is required by law. Such consent may be withheld in Owner’s sole discretion.

43.	No Smoking

Smoking of cigarettes, cigars, and pipes is prohibited in all enclosed areas of the Property (i.e., restrooms, utility service rooms, etc.).

44.	No Intoxication

Owner may exclude or expel from the Property any person who, in the judgment of Owner, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any violation of any of the rules or regulations of the Property.

45.	No Improper Conduct

No employee of Contractor, or any of its subcontractors, shall be permitted to dress, or behave or speak in any rude, lewd, suggestive, obnoxious, or inappropriate manner to any occupants or visitors to the Property.

46.	No Loitering

No employee of Contractor or any of its subcontractors shall loiter in any entrance, exits, or common areas or in any way obstruct any sidewalk or driveway.

47.	No Excessive Noise

Contractor shall ensure that it and each of its employees, subcontractors, and other workers shall perform all work and services in or about the Building in a courteous manner, respectful of the rights and convenience of others, and with the least amount of noise, dust, and vibration possible under the circumstances. Playing of radios or other audio devices is prohibited and these devices are subject to confiscation.

No loud machinery will be used from 8:00 AM to 5:30 PM without express written permission from the Owner.

Noisy work such as hammering, drilling, jack-hammering, chipping, shooting anchors, roto-hammering and other disruptive activity must take place outside of the hours of 8:00 AM - 5:30 PM, Monday through Friday. Marginal activities such as shooting anchors may be performed up to 8:30 AM, between 12:00 noon and 1:00 PM and after 5:00 PM. Contractors must include adequate overtime allowances for these activities in their contract price as exceptions to the above will not be granted.

Exhibit B

48.	Hazardous Substances

The following rules concern “Hazardous Substances”, which term shall mean any kerosene, gasoline, oils, solvents, paint thinner, acids, caustics, insecticides, pesticides, herbicides, corrosives, flammable explosives, asbestos, PCBs, vinyl chloride, cyanide solutions, urea formaldehyde, waste chemicals, sludge, radioactive materials, infectious or medical waste, or other substance or material that, after release into the environment and upon exposure, ingestion, inhalation or assimilation, either directly from the environment or indirectly by ingestion, through food chains, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer, reproductive harm, or genetic abnormalities:

a.       Contractor shall minimize the use of Hazardous Substances, and avoid any releases of Hazardous Substances into the environment, in performing services or work in or about the Building. If the use of some Hazardous Substance is required in connection with a service or work to be performed in or about the Building, Contractor shall procure and use the least hazardous substance or material suitable for such work or service, which use shall be in compliance with all applicable laws.

b.       Contractor shall not, without Owner’s prior written consent, use any Hazardous Substances, or any construction materials containing Hazardous Substances, in or about the Building if the presence of such substances or materials, or the manner in which they are used, will cause or risk causing any exposure for which a warning or disclosure, to any occupant of the Building other than Contractor’s own employees and permitted subcontractors, would be required under any applicable federal, state, or local law, ordinance, regulation, or order at any time during the performance of services or work in or about the Building or within six months after the completion of such services or work.

c.       If at any time Contractor shall become aware, or have reasonable cause to believe, that there has occurred or will occur any release of any Hazardous Substance for which a warning or disclosure is or will be required under any applicable federal, state, or local law, ordinance, regulation, or order, Contractor shall immediately upon discovering such condition or suspected condition give notice thereof to Owner. At Owner’s request, Contractor shall cooperate with Owner in giving any such required warning or disclosure.

d.       Contractor shall provide Owner with material safety data sheets (“MSDSs”) for any chemicals or materials used by Contractor in connection with work at the work site. If MSDSs are not available for any material or item for which applicable law requires the producer or manufacturer to provide an MSDS, Contractor shall obtain from the producer, manufacturer, or vendor appropriate information concerning any Hazardous Substances used in the manufacture of such material or item.

e.       If Owner has identified to Contractor any material located at the site as containing asbestos, PCBs, or other Hazardous Substances, Contractor shall be responsible for satisfying itself and assuring that the procedures specified in its contract are adequate to ensure that no one will be exposed to such Hazardous Substances in connection with or as a result of the performance of any work or services to be performed by or through Contractor. In the event Contractor encounters in or about the Building any other material that Contractor reasonably believes may contain any Hazardous Substance that has not been rendered harmless or that might possibly be disturbed or rendered harmful by the work to be performed by Contractor, then Contractor shall immediately so notify Owner and cause all work in the affected area to stop until Contractor receives instructions from Owner as to whether and how to proceed.

f.        In no event shall any work involving the generation of toxic fumes or objectionable odors be permitted or undertaken in occupied areas during Building operating hours or prior to operating hours when fumes, gasses or other emissions cannot be fully exhausted by 8:00 AM. Work of this type shall include, but not be limited to any and all oil-based painting, priming or sealing and any direct glue carpet or wall covering installation.

49.	[Intentionally omitted]

Exhibit B

50.	Enforcement of Rules and Regulations

Owner shall attempt to enforce these Rules and Regulations equitably, but Owner may waive any one or more of these Rules and Regulations for the benefit of any particular contractor or contractors, but no such waiver by Owner shall be construed as a waiver of such Rules and Regulations in favor of any other contractor or contractors, nor shall any such waiver prevent Owner from thereafter enforcing any such Rules and Regulations against such contractors.

51.	Amendments

Owner reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be desirable for safety or security, for care or cleanliness of the Property, or for the preservation of good order therein. Contractor shall, from and after receipt of written notice thereof, abide by any such additional rules and regulations as may be adopted by Owner.

52.	Contractor Responsible for Others

Contractor shall be responsible for observance of all of the Rules and Regulations by Contractor’s employees, agents, subcontractors, suppliers, invitees, and guests.

The below signed Contractor acknowledges the receipt of the Rules and Regulations for Contractor and accepts all the conditions contained therein.

Contractor:

Firm:

By:	(Sign)

(Print)

Its:	(Title)

Date:

Exhibit B

EXHIBIT C

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of _______________, 2021, by and between NC INVESTMENTS, LLC, a Delaware limited liability company (“Landlord”), and ARCHER AVIATION INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.       Landlord and Tenant entered into that certain Lease dated as of _______________, 2021 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at 1090 Terra Bella Avenue in the City of Mountain View, California.

B.       Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C.       Landlord and Tenant desire to amend the Lease to confirm the Delivery Date, the Commencement Date, the Rent Commencement Date, and the Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Confirmation of Dates. The parties hereby confirm that the Delivery Date occurred on _______________, and the Lease Term commenced as of ______________________ (the “Commencement Date”). The Rent Commencement Date is __________________. The Lease Term expires on _________________________ (the “Expiration Date”), unless sooner terminated or extended as provided in the Lease.

2.       Security Deposit. The Security Deposit is in the amount of $_________ has been delivered by Tenant.

3.       Acceptance of Premises. The Premises have been accepted by Tenant.

4.       Rentable Square Feet. The exact number of rentable square feet within the Premises is rentable square feet. Tenant’s Share is One Hundred percent (100%).

5.       No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

6.       Counterparts. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. The parties agree that a signed copy of this Amendment transmitted by one party to the other party(ies) by facsimile, by electronic transmission, or by an electronic signature platform (such as DocuSign) will be binding upon the sending party to the same extent as if it had delivered a signed original of this Amendment.

Exhibit C, Page 1

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

NC INVESTMENTS, LLC, a Delaware limited liability company

By:

Name:

Its:

“Tenant”:

ARCHER AVIATION INC., a Delaware corporation

By:

Name:

Its:

Exhibit C, Page 2

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.

Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall bear the cost of any lock changes or repairs required by Tenant.

All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord.

Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord

Tenant shall not disturb, solicit, or canvass any occupant of any adjacent properties and shall cooperate with Landlord or Landlord’s agents to prevent same.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal retail or restaurant wall hangings on the interior walls of the Premises (but at the end of the Lease Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

No vending machine or machines of any description other than fractional horsepower retail or restaurant machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

Tenant shall not use or keep in or on the Premises, the Building or the Real Property or any adjacent properties any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises, the Outside Areas or any common area amenities located on adjacent properties that are available for the use by Tenant and other occupants of the Real Property to be occupied or used in a manner offensive or objectionable to Landlord or the tenants or occupants of adjacent properties by reason of noise, odors, or vibrations, or interfere in any way with such other tenants or those having business therewith.

Exhibit D, Page 1

Tenant shall not bring into or keep within the Building, the Real Property or the Premises any animals (other than service animals), birds, aquariums, terrariums, bicycles, motorcycles, or other vehicles.

The Premises shall not be used for lodging or for any improper, objectionable or immoral purposes.

Landlord will approve where and how telephone wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord.

Landlord reserves the right to exclude or expel from the Building and/or the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in all recycling programs required by law and/or undertaken by Landlord at the Project. Where possible, Tenant shall use LED, compact florescent lighting or similar bulbs for portable lighting within the Premises.

Tenant shall store all its trash and garbage within the interior of the Premises or in trash facilities provided or approved by Landlord. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. Tenant shall store all trash and garbage so that it is not visible to customers and business invitees of the Building, the Real Property and the tenants and occupants of adjacent properties and so as not to create or permit any health or fire hazard, and arrange for the regular removal thereof. Tenant shall refrain from dumping, disposal, reduction, incineration or other burning of any trash, papers, refuse or garbage of any kind in or about the Premises, the Outside Areas or any adjacent properties. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. Wet trash must be contained in plastic or other impermeable materials and transported to the appropriate disposal, recycling, or composting receptacles. Any heavy wet trash that cannot reasonably be carried to disposal receptacles shall be transported with dollies or carts (and not dragged) to the receptacles for disposal. If any liquids or other refuse being disposed of by or for Tenant is spilled, leaked or released on the Real Property or in the adjacent sidewalk or street, or on adjacent properties, Tenant shall cause such refuse to be immediately cleaned up and disposed of so as to keep such areas in a clean and sanitary condition. Tenant shall not place in any garbage receptacle any material that is recyclable or cannot be disposed of in the ordinary and customary manner of garbage disposal. Tenant shall dispose of all materials (including without limitation glass, plastic, paper products, metal, and compost) that are designated or suitable for recycling or composting in the appropriate recycling or composting bins. All recycling, compost, garbage, and pallets shall be disposed of in accordance with the directions issued by Landlord, which may change from time to time at the discretion of Landlord. Landlord reserves the right to assess fines for any trash, recycling or pallets not disposed of per Landlord’s direction.

Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

No awnings or signage shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord.

Exhibit D, Page 2

The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed by Tenant in any Outside Areas or elsewhere on the Project or on adjacent properties.

There shall be no smoking in the Building or the Outside Areas. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority, including without limitation California Labor Code Section 6404.5.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and the Real Property, and for the preservation of good order therein. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Exhibit D, Page 3

EXHIBIT E

OPTION TO EXTEND

1.            Grant of Option; Conditions. Tenant shall have the right (the “Extension Option”) to extend the Lease Term for one (1) additional periods of six (6) months(the “Extension Term”). Tenant’s right to exercise the Extension Option is subject to the satisfaction of the following conditions, each of which is for Landlord’s sole benefit:

A.	Not less than six (6) months before the Expiration Date, Tenant delivers written notice to Landlord (the “Extension Notice”) electing to exercise the Extension Option;

B.	Tenant is not in default under the Lease beyond any applicable cure period when Tenant delivers the Extension Notice; and

C.	No part of the Premises is sublet when Tenant delivers the Extension Notice.

2.            Terms Applicable to Extension Term.

A.	During the Extension Term, the Base Rent shall equal one hundred three percent (103%) of the Base Rent payable immediately prior to the commencement of the Extension Term.

B.	During the Extension Term Tenant shall pay Tenant’s Share of Operating Expenses, Taxes and Utilities Costs for the Premises in accordance with the Lease.

3.            Extension Amendment. If Tenant is entitled to and properly exercises the Extension Option, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the Lease Term, the Expiration Date, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within fifteen (15) days after receiving it. Notwithstanding the foregoing, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

Exhibit E, Page 1

EXHIBIT F

[INTENTIONALLY OMITTED